PROMISSORY NOTE


$40,000                                                          May 29, 1997


     For value received, Kevin Dunworth ("Executive") promises to pay on November 29, 1997 to the order of Trans Leasing International, Inc., a Delaware corporation (the "Company"), at its offices in Northbrook, Illinois, or such other place as designated in writing by the holder hereof, the aggregate principal sum of $40,000.

     Interest shall accrue on the outstanding principal amount of this Note at a rate equal to the prime rate of The First National Bank of Chicago and shall be payable at such time as the principal of this Note becomes due and payable.

     In the event Executive fails to pay any amounts due hereunder when due, Executive shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

     Executive, and his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Executive hereunder.

     This Note shall be governed by the internal laws, not the laws of conflicts, of the State of Illinois.


                                           By:/s/KEVINDUNWORTH